Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between Storage Spot Operations Inc., an Ontario corporation (the “Seller”), and SSGT Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Seller on the Closing Date the following (collectively, the “Property”):

(a)	Land. The parcels of land described in Schedule 1.1(a), all privileges and appurtenances, and rights and benefits (including easements and rights of way) belonging thereto (the “Land”);

(b)	Improvements. In respect of each parcel of Land, all buildings, structures, improvements, appurtenances, attachments, fixtures (including trade fixtures) and fixed equipment located thereon or affixes thereto, including all systems including heating, ventilation, air-conditioning, electrical, lighting, plumbing and water systems and all elevators, escalators, floor coverings, furnaces and boilers and fittings (the “Improvements”);

(c)	Leases. Seller’s interest under all written leases, occupancy agreements and rental agreements for rental units relating to the Land and Improvements, including all tenant leasing files, all tenant security deposits held by the Seller on the Closing Date (as defined below) and all records, books and accounts relating thereto, including, without limitation: (i) the leases for storage space described in the rent roll (the “Rent Roll”) attached hereto as Schedule 1.1(c), and (ii) the lease entered into with A&W Food Services of Canada Inc. (collectively, the “Leases”);

(d)	Tangible Personal Property. Any and all tangible property owned by the Seller and located on or about the Land and the Improvements and used in the operation or ownership of the business conducted thereon, including all appliances, equipment, machinery, furniture, carpet, drapes and other items of personal property, and including, without limitation, those items of personal property set forth on Schedule 1.1(d) attached (the “Tangible Personal Property”);

(e)	Contracts. Seller’s right, title and interest in and to the contracts and agreements pertaining to the Property that are listed on Schedule 1.1(e) attached hereto (which list includes , all equipment leases used in the operation and maintenance of the Property, all service contracts and utility contracts pertaining to the Property, all warranties and guarantees relating to the Property, or any part thereof, the Construction Contracts (as defined below) and the Mortgages (as defined below)) (collectively, the “Contracts”), in each case, to the extent assignable by the Seller to the Purchaser and which, for greater certainty, exclude the Excluded Contracts (as defined below); and

(f)	Intangible Property. All intangible property owned by the Seller and pertaining to the ownership and/or occupancy of the Property and the operation of the business being conducted on the Land, including, without limitation: (i) all “yellow page; advertisements, (ii) all transferable telephone exchange numbers including the telephone number (866) 664-1964, (iii) all plans, specifications and studies, including development, engineering and landscaping plans and environmental studies, (iv) all licenses, permits, designs and systems, certificates of occupancy, authorizations and approvals, and (v) all trademarks, websites, marketing and promotional materials, domain names, URL’s, blogs and social network pages, and (vi) the name “Storage Spot” (collectively, the “Intangible Property”), in the case of items (iii) and (iv), in each case, to the extent assignable.

2. PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Fifty Million Nine Hundred and Sixty Five Thousand Dollars ($50,965,000.00) and shall be paid, accounted for and satisfied (subject to adjustment as hereinafter expressly provided) as follows:

(a) a credit to the Purchaser in the amount of Five Million Dollars ($1,500,000.00), being the proceeds held by Gardiner Roberts LLP (the “Seller’s Solicitors”), in trust, as a deposit (the “Deposit”), to be held by Seller’s Solicitors in accordance with the provisions of Article 3 below;

(b) a credit to the Purchaser in an amount equivalent to the balance of the Mortgages (as defined below) to be assumed by the Purchaser as at the Closing Date; and

(c) the balance of the Purchase Price shall be paid by wire transfer, certified cheque, negotiable bank draft or other method acceptable to the Seller, payable to the Seller (or to whom the Seller may direct) at Closing (as defined below).

2.2 Purchase Price Allocation. Each of the Seller and the Purchaser confirms, acknowledges and agrees that the Purchase Price shall be allocated amongst the Property as follows:

Property	Purchase Price
Stoney Creek Property	$2,115,000
Oakville Property	$16,850,000
Burlington Property	$19,175,000
Milton Property	$12,825,000

Total	$50,965,000

3. DEPOSIT

3.1 Deposit. The Deposit and interest earned thereon (the “Deposit Interest”, together with the Deposit collectively, the “Downpayment”) shall be held by Seller’s Solicitors, in trust, and disbursed on the terms hereinafter set forth:

(a) Seller’s Solicitors shall deposit the Deposit in an interest bearing account of a Canadian chartered bank;

(b) Seller’s Solicitors shall not commingle the Downpayment with any other funds of Seller’s Solicitors or others;

(c) If the Closing takes place as contemplated pursuant to this Agreement, then Seller’s Solicitors shall disburse the Downpayment on the Closing Date to Seller, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the Downpayment;

(d) If the Closing does not take place as contemplated pursuant to this Agreement by reason of the failure of Purchaser or Seller to comply with their obligations hereunder, Seller’s Solicitors shall not pay over the Downpayment to any party hereunder unless and until the following procedure is complied with:

(i) The party requesting disbursement of the Downpayment (the “Requesting Party”) shall deliver notice to Seller’s Solicitors and all other parties hereto requesting such disbursement;

(ii) Within five (5) days after receipt of such notice of request, Seller’s Solicitors shall deliver notice to all other parties hereto stating that the Requesting Party has requested such disbursement (and including a copy of the Requesting Party’s notice);

(iii) Within ten (10) days after receipt of Seller’s Solicitors notice, the non-requesting party shall either: (A) agree to permit such disbursement by Seller’s Solicitors or (B) inform Seller’s Solicitors that the non-requesting party does not agree to permit such disbursement. If the non-requesting party acts under clause (A), then Seller’s Solicitors shall make the disbursement as requested by the Requesting Party. If the non-requesting party acts under clause (B), then Seller’s Solicitors shall not make any disbursement except as provided in subparagraph (iv) below. If the non-requesting party fails to respond during the foregoing ten (10) day period, same shall be deemed to be the response of the non-requesting party under clause (A) on the last day of such ten (10) day period; and

(iv) If there is any dispute as to whether Seller’s Solicitors is obligated to deliver the Downpayment and/or as to whom the Downpayment is to be delivered, Seller’s Solicitors shall not make any delivery, but in such event, Seller’s Solicitors shall hold same until receipt by Seller’s Solicitors of an authorization in writing, signed by both the Seller and the Purchaser, directing the disposition of same, or, in the absence of such authorization, Seller’s Solicitors shall hold the Downpayment until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after the Closing Date and diligently continued, Seller’s Solicitors may bring an appropriate action or proceeding for leave to deposit the Downpayment in court pending such determination. Seller’s Solicitors shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Downpayment. Upon making delivery of the Downpayment in the manner herein provided, Seller’s Solicitors shall have no further liability hereunder;

(e) Seller’s Solicitors has executed this Agreement in order to confirm that Seller’s Solicitors has received the Deposit, and that Seller’s Solicitors will hold the Downpayment in accordance with the provisions hereof.

4. ADJUSTMENTS

4.1 Adjustments. The following adjustments are to be apportioned as between the Seller and the Purchaser as of 11:59 p.m. on the evening immediately preceding the Closing Date, with the Closing Date being for the account and expense of the Purchaser:

(a) Realty Taxes. All Realty Taxes (as defined below) and personal property taxes and other taxes and charges imposed on the Seller and relating to the Property and not paid by others. Adjustments in respect of such taxes shall be made on the basis of the calendar year. If the Closing shall occur before the tax rates or the assessed valuations of the Property is fixed for the then current year, the apportionment of all such taxes shall be upon the basis of the tax rates for the preceding year, including all matters appearing on the tax bills for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuations. The proration shall allow for any available discount. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property is fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing. For greater certainty, if, on the Closing Date, all or any portion of the Property shall be or shall have been affected by a Realty Tax assessment which is, or which may become, payable in annual installments, of which the first installment is then a charge or lien or has been paid or if any of the improvements to be paid for thereby are in place or commenced, then for purposes of this Agreement all of the unpaid installments of any such assessments that were due prior to the Closing Date shall be paid by Seller (and Seller shall pay and discharge such assessments on or prior to the Closing Date) and all installments due on and after the Closing Date will be paid by Purchaser (with any installments relating to a period of time in which the Closing Date occurs being prorated). For greater certainty, should any rollback or similar taxes be due and payable on or after Closing with respect to the time period prior to Closing, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless therefrom, which obligation of Seller expressly shall survive Closing;

(b) Utility Charges. Utility charges payable by Seller, including, without limitation, electric or water rates and charges and sewer charges. If there are any water meters on the Property (other than meters measuring electric or water consumption costs which are the obligation of lessees to pay), Seller shall furnish bills for such utility charges not more than five (5) Business Days prior to the Closing Date, and the unfixed electric or water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be pro-rated on the basis of such readings. Where practicable, any and all meter readings shall be taken on the day prior to the Closing Date. Seller shall bear the charges for utility services up to the Closing Date, and Purchaser shall bear the charges for all such utility services thereafter. Purchaser confirms and acknowledges that the Seller shall be credited with all deposits, if any, on account with utility companies servicing the Property (and Seller and Purchaser agree to cooperate to effectuate the transfer of any such deposits), or alternatively, all such deposits shall be refunded to the Seller and Purchaser shall provide, on or before Closing, to such utility companies, its own deposits in substitution therefor;

(c) Fuel. Fuel on hand, if any, based on an estimate provided by Seller’s fuel supplier, at Seller’s cost valued at the price therefor charged by such supplier and including any applicable taxes (it being agreed that notwithstanding the foregoing, if any fuel tank located on the Property is not full on the Closing Date, then Purchaser shall receive a credit in an amount equal to the cost necessary to fill such fuel tank);

(d) Licenses, Permits. Annual license, permit and inspection fees, provided same are assignable to Purchaser;

(e) Rent. Rent in respect of the Leases, subject to Section 4.2 below;

(f) Contracts. Charges under Contracts assumed by the Purchaser in accordance with the provisions of this Agreement, subject to Sections 4.3 through 4.8 below; and

(g) Other Items. Such other items as are customarily adjusted in purchase and sale transactions similar to the purchase and sale transaction contemplated by this Agreement.

4.2 Rents Paid After Closing; Operating Expenses and Trade Accounts.

(a) Rents Paid. To the extent that Seller receives rent or other similar payments under Leases or other occupancy arrangements after the Closing Date, the same shall be held in trust and immediately paid to Purchaser.

(b) Allocation of Late Rent Payments. To the extent that Purchaser receives any late rent or other similar payments under any Lease or other occupancy arrangements after the Closing Date, Purchaser shall render an accounting to Seller with respect to such late payments, and such rents or payments shall be applied in the following order of priority, to the extent such calendar months have not been paid: (i) first to any calendar month or months following the calendar month in which the Closing occurred until the Tenant under such Lease is current with respect to all rents payable after the Closing Date, (ii) then to the calendar month in which the Closing occurred, and (iii) then to calendar months prior to the month in which the Closing occurred.

(c) Collection of Rents. After Closing, Purchaser shall bill the Tenants for fixed rents or other similar payments as required by the Leases and any other occupancy arrangements, and shall use reasonable efforts to collect any and all rents due pursuant to the Leases and any and all payments due pursuant to other occupancy arrangements, provided that such reasonable efforts in respect of such rents or other similar payments with respect to periods prior to the Closing Date shall be limited to the sending of invoices to the applicable Tenants for three (3) calendar months after the Closing Date, and if same are not paid as a result thereof, Purchaser shall have no further obligation in respect thereof. Without limitation of the foregoing, Purchaser shall have no obligation to commence any legal action to collect any such rents or payments. Any rents or payments collected pursuant to any such legal proceedings shall be applied first to the payment of Purchaser’s costs and expenses incurred in bringing and prosecuting such legal proceedings, and then disbursed between Seller and Purchaser in accordance with the terms of this Agreement. Seller shall have no right to commence an action against any Tenant subsequent to the Closing Date of any kind or nature and agree that its sole right in respect of rents that pertain to the period prior to the Closing Date shall be the right to receive payments made by Purchaser pursuant to this Section 4.2.

(d) Books and Records Available. Seller agrees to make available for Purchaser’s examination, promptly after the Acceptance Date, and thereafter from time to time, all records, statements and accounts bearing on or relating to (i) rents and revenues and the collection thereof, and (ii) the operation of the Property and expenditures made in connection therewith, the foregoing to include, without limitation, no less than operating statements for the three (3) full calendar years immediately preceding the calendar year in which the Closing Date occurs.

4.3 Contracts. Purchaser shall notify Seller prior to the expiration of the Financing Conditional Period (as defined below) which of the Contracts Purchaser will require Seller to terminate at Closing (the “Excluded Contracts”) and Seller covenants and agrees, at its sole cost and expense, to terminate same no later than the Closing. Notwithstanding the foregoing, if any Contracts are not terminable on thirty (30) days notice or less, and without payment of a fee or penalty, then Purchaser agrees to assume such Contracts at Closing, provided same are assignable. Any Contracts which are not assignable shall be the sole responsibility of Seller, shall be terminated by Seller on or before Closing, and Seller shall and hereby covenants and agrees to indemnify Purchaser from any and all liability relating thereto, which indemnity, the Seller hereby covenants and agrees, shall expressly survive the Closing. For greater certainty, Purchaser confirms and acknowledges its obligations to assume the Mortgages and the Construction Contracts, in each case, subject to and in accordance with the provisions of this Agreement.

4.4 Operating Expenses and Trade Accounts. Seller shall be responsible for all operating expenses and trade accounts relating to the Property (including charges and fees under the Contracts, (subject to Section 4.5 below in respect of the Construction Contracts)) up to and including 11:59 P.M. on the night preceding the Closing Date. Seller shall pay such amounts in the ordinary course of business up to the Closing Date, and to the extent any outstanding balances are then known at the Closing Date, pay same at the Closing. Seller agrees to indemnify and hold harmless Purchaser from and against any claim, loss, damage or liability (including reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of Seller’s failure to pay to pay such amounts (including, without limitation, any due and unpaid amounts under the Contracts), which obligation of indemnification, the Seller hereby covenants and agrees, shall expressly survive the Closing.

4.5. Construction Contracts. Each of the Seller and Purchaser confirms, acknowledges, covenants and agrees that:

(a) the Oakville Property and the Stoney Creek Property (each as defined in Schedule 1.1(a)) are presently under development and construction and that the Seller has entered into the following construction contracts in relation thereto: (i) in relation to the Oakville Property: (a) CCDC14 stipulated price contract - Storage dated October 20, 2014 with Penalta Group Ltd, and (b) CCDC14 stipulated price contract - Retail dated October 20, 2014 with Penalta Group Ltd., and (ii) in relation to Stoney Creek Property, CCDC2 stipulated price contract – Phase 1 dated July 7, 2015 with Penalta Group Inc. ((i) and (ii) collectively the “Construction Contracts);

(b) subject to Section 4.5(c) below, the Construction Contracts and the remaining payment obligations under the Construction Contracts from and after the Acceptance Date shall be assumed by and be the responsibility of the Purchaser (the “Estimated Costs”);

(c) the Purchase Price shall be increased by any additional payment obligations accruing pursuant to the Construction Contracts in respect of completed work after the Acceptance Date and paid by the Seller on or before Closing, provided that: (i) in the event the principal balances of any Mortgages are increased in respect of such additional payment obligations and the proceeds thereof are not utilized in payment thereof, but are delivered to the Purchaser on Closing, the Purchase Price shall be increased in an amount equivalent to such proceeds delivered to the Purchaser, and (ii) in the event the principal balances of any Mortgages are increased in respect of such additional payment obligations and the proceeds thereof are not utilized in payment thereof, but are retained by the Seller, there shall be no adjustment to the Purchase Price; and

(d) any adjustments to be made in respect of the Construction Contracts shall be quantified and certified by the quantity surveyors retained in respect of the applicable Mortgages, which quantification and certification, absent manifest error, shall be final and binding on each of the Seller and Purchaser.

4.6 Current Debt. Each of the Seller and Purchaser confirms, acknowledges, covenants and agrees that:

(a) the Seller has incurred certain indebtedness in relation to the development and construction of the Property, the particulars of which are set out in Schedule 4.6 attached hereto (collectively, the “Current Debt”); and

(b) the Purchaser shall be required, on or before Closing, to (i) provide: (x) substitute security to the applicable Governmental Authorities, and applicable lenders, in substitution for any security provided by the Seller and/or its shareholders (the “Existing Security”) in respect of such Current Debt, and (y) the return of such Existing Security to the Seller and/or its shareholders, as applicable, and (ii) obtain releases in favour of the Seller and/or any of its shareholders in respect of any covenants provided by such parties in respect of such Current Debt.

4.7 Current Debt - Loan Advances – Oakville. Each of the Seller and Purchaser confirms, acknowledges, covenants and agrees that:

(a) the Current Debt listed on Schedule 4.6 includes short term advances which have been made by certain Shareholders of the Seller (the “Shareholder Advances”) to fund certain construction costs relating to relating to the Oakville Property), the repayment of which is intended, prior to Closing, to come from loan proceeds available to the Seller pursuant to that Mortgage registered against title to the Oakville Site, upon certain construction milestones being achieved by the Seller; and

(b) the Purchase Price shall be increased in an amount equivalent to such Shareholder Advances remaining unpaid, as at the Closing Date.

4.8 Mortgage Assumption Costs. Each of the Seller and Purchaser confirms, acknowledges, covenants and agrees that part of the Purchase price to be paid by the Purchaser to the Seller shall be satisfied, subject to the provisions of Section 5.2 below, by way of the Purchaser’s assumption of the outstanding principal balances owing pursuant to those charges/mortgages listed on Schedule 4.8 attached (collectively, the “Mortgages”) as at 11:59 pm EST on the day immediately preceding the Closing Date, and that all fees and costs to be incurred in relation to such assumption (but, for greater certainty, excluding any fees and expenses of Seller’s Solicitors and other professionals or consultants providing counsel to Seller in connection therewith) shall be for the sole account of the Purchaser.

4.9 Survival. The provisions of this Article 4 shall survive the Closing for a period of ten (10) months during which period the parties shall correct any errors in the adjustments utilized on the Closing Date and re-adjust any items based on new or updated information. After the expiration of such ten (10) month period, the parties will be deemed to have waived any further right to adjust any such amounts. Each party shall promptly make payments to the other party in order to effectuate the adjustments and any re-adjustments described in this Agreement.

5. DUE DILIGENCE; TITLE – PERMITTED ENCUMBRANCES; VIOLATIONS; INSPECTIONS

5.1 Seller’s Obligations – Due Diligence. Seller confirms and acknowledges that it has delivered to the Purchaser (at Seller’s expense), the due diligence items listed on Schedule C of the Letter of Intent (as defined below) (collectively; the “Due Diligence Items”).

5.2 Title; Permitted Encumbrances; Violations of Law; Financing Condition Precedent.

(a) At Closing, the Seller shall have good and marketable title to the Property, subject only to those exceptions and encumbrances set out in Schedule 5.2(a) attached hereto (the “Permitted Encumbrances”), and the Property shall be sold and conveyed by the Seller to the Purchaser free and clear of all claims, liens, charges and encumbrances whatsoever, other than the Permitted Encumbrances.

(b) All violations (each, a “Violation”) of law or municipal ordinances, order or requirements noted in, issued by any department of buildings, fire, labor, health or other federal, state, provincial, county, municipal or other departments and governmental agencies, authorities, courts, and officers, including without limitation, those having jurisdiction over environmental matters (collectively, the “Governmental Authorities”) having jurisdiction over and affecting the Property of which the Seller has been provided with notice thereof prior to the Closing Date, shall be cured or rectified by Seller, and Seller shall proceed with diligence to cause all such Violations to be cleared from the applicable public records, each at Seller’s sole cost and expense, by the Closing Date. Seller agrees to execute such consents, authorizations, approvals or directions to any and all parties as Purchaser may, from time to time, deem appropriate, permitting the release to the Purchaser, and its solicitors, attorneys, consultants, representatives or agents of information relating to the Property, including such written authorization to make the necessary searches of such Governmental Authorities records, and Purchaser and its authorized representatives, but specifically not any Governmental Authorities shall have the right to enter upon and inspect the Property, from time to time, on or before the Closing Date, subject to and in accordance with the provisions of Section 5.3 below.

(c) Completion of the transactions contemplated by this Agreement is subject to the Purchaser entering into satisfactory arrangements with the applicable financial institutions in respect of its assumption of the Mortgages (as contemplated in Section 2.1(b) of this Agreement), on terms and conditions satisfactory to it, in its sole discretion (the “Financing Condition Precedent”), on or before the Initial Closing Date , provided that the Seller confirms and acknowledges that the Purchaser shall be entitled, in its sole discretion, in the event that such arrangements have not been negotiated by the Purchaser with the Mortgagees on or before the Initial Closing Date, to extend the Initial Closing Date for an additional thirty (30) say period, upon prior written notice to the Seller, prior to the expiry of such Initial Closing Date (in each case, the “Financing Conditional Period”). For greater certainty, any agreement negotiated between the Purchaser and such Mortgagees shall contain provisions obtaining the release from such Mortgagees of any covenants and guarantees of the Seller and any of its shareholders applicable to such Mortgages, failing which, this Agreement shall be null and void and the Downpayment shall be returned by the Seller without deduction, and neither the Seller or the Purchaser shall have any further obligations to the other party under this Agreement, save for those obligations which expressly survive such termination. Notwithstanding the preceding sentence, and for greater certainty, the Seller confirms and acknowledges that the Purchaser is under no obligation to assume such Mortgages, which assumptions are in the sole discretion of the Purchaser.

In the event the Purchaser does not waive the Financing Condition Precedent, by notice in in writing to the Seller prior to the expiry of the Financing Conditional Period, this Agreement shall be null and void and the Downpayment shall be returned by the Seller without deduction, and neither the Seller or the Purchaser shall have any further obligations to the other party under this Agreement, save for those obligations which expressly survive such termination. For greater certainty, in no event shall the Purchaser be entitled to waive such Financing Condition Precedent in the event it has not negotiated the release from the Mortgagees of any covenants and guarantees of the Seller and any of its shareholders applicable to such Mortgages. Notwithstanding the preceding sentence, and for greater certainty: (a) the Seller confirms and acknowledges that the Purchaser is under no obligation to assume such Mortgages, which assumptions are in the sole discretion of the Purchaser, and (b) the Purchaser confirms and acknowledges that it shall not be allowed to payout any of the Mortgages as part of Closing if such payout will result in the Vendor incurring any prepayment or defeasance penalties or fees.

5.3 Title Deficiencies – Planning Act Violations – Milton Property. The Seller confirms and acknowledges the existence of certain title deficiencies in respect of the Milton Property relating to: (a) the Seller’s initial acquisition of title to the Milton Property, and (b) the creation of the requisite hydro and gas easements relating to the operation of the Milton Property and the abutting land owned by Canadian Tire Corporation, Limited ((a) and (b) collectively, the “Title Deficiencies”). Each of the Seller and the Purchaser covenants and agrees that the Seller shall have until the expiry of the Financing Conditional Period to rectify, to the Purchaser’s satisfaction, all Title Deficiencies, provided that if the foregoing condition is not satisfied by the Seller by the expiry of the Financing Conditional Period:

(a) with respect to the Burlington Property, the Oakville Property and the Stoney Creek Property, the Purchaser shall acquire such parcels comprising the Property for the Purchase Price as allocated in the this Agreement; and the “Closing Date” in respect thereof shall be ten (10) days after the expiry of the Financing Conditional Period; and

(b) with respect to the Milton Property, either the Seller or the Purchaser, in its sole discretion, may extend the Closing Date beyond the Financing Conditional Period, for three (3) further periods of (30) days each, upon written notice to the other party prior to the expiry of the Financing Conditional Period, or applicable extension period, as the case may be. The Seller covenants and agrees that, from and after the execution of this Agreement by the Seller and the Purchaser to the expiry of the Financing Conditional Period, and thereafter during any exercised extension period(s), to proceed diligently and continually to cause the necessary court application to rectify such Title Deficiencies to be filed and processed as expeditiously as possible.

In the event neither party extends the Closing Date in respect of the Milton Property, or the Seller fails to obtain, to the Purchaser’s satisfaction, the necessary court order to rectify the Title Deficiencies prior to the expiry of the Closing Date, or the applicable exercised extension period, as the case may be, the Purchaser shall be under no obligation whatsoever to proceed with the purchase of the Milton Property. Alternatively, if the Vendor does obtain, to the Purchaser’s satisfaction, the requisite court order rectifying the Title Deficiencies prior to the expiry of the Closing Date, or the applicable exercised extension period, as the case may be, the Purchaser shall be required to proceed with the purchase of the Milton Property at the Purchase Price as allocated pursuant to this Agreement, subject to and in accordance with the provisions thereof, and the Closing date for such purchase shall be ten (10) days from the issuance and registration of such court order on title to the Milton Property.

5.4 Inspection. During the Financial Conditional Period, and at any time thereafter during the currency of this Agreement, at any time and from time to time during normal business hours, the Seller shall provide the Purchaser, and/or its servants, agents, employees, representatives, environmental engineers and consultants, access to the Land for purposes of conducting such inspections, studies, examinations, testing, and/or surveying of the Property, and any and all portions thereof, including physical and mechanical inspections, as the Purchaser may deem necessary provided that same shall not interfere (and the Purchaser undertakes to use its reasonable commercial efforts not to so interfere) with the use, operation and enjoyment of the Land and Improvements by the Seller or any other occupant of the Land and Improvements. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall not require consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, studies, exams, tests and surveys, and making available during normal business hours all relevant personnel to answer any questions which Purchaser may have regarding the Property. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 5.3, and

Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification, the Purchaser hereby covenants and agrees, shall expressly survive the Closing or termination of this Agreement. All entries onto the Property by Purchaser shall be preceded by not less than twenty-four (24) hours prior notice to Seller, which may be verbal, and such entries shall be accompanied by Seller or Seller’s agent, as the case may be.

6. REPRESENTATIONS AND WARRANTIES

6.1 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser is a limited liability corporation incorporated under the laws of Delaware and duly licensed under the laws of Ontario, and has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement;

(b) the execution and delivery of and performance by the Purchaser of this Agreement and the consummation of the purchase and sale contemplated hereby has been duly authorized by all necessary corporate action on the part of the Purchaser;

(c) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the constating documents, articles or by-laws of the Purchaser or any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound;

(d) this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement, enforceable against the Purchaser in accordance with the terms subject only to any limitation under applicable laws relating to (x) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights, and (y) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; AND

(e) the Purchaser will be, on or before Closing, a registrant for the purposes of any taxes imposed under Part IX of the Excise Tax Act, R.S., 1985, c. E-15 (the “ETA”).

Purchaser shall deliver a certificate to Seller at Closing updating and recertifying all of the foregoing representations and warranties to Seller as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of one (1) year thereafter.

6.2 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Seller is a corporation incorporated and existing under the laws of Ontario and has the corporate power to hold, collectively, legal and beneficial ownership of the Property, and enter into and perform all duties and obligations imposed on Seller under this Agreement;

(b) the execution and delivery of and performance by the Seller of this Agreement and the consummation the purchase and sale contemplated hereby has been duly authorized by all necessary corporate action on the part of the Seller,

(c) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the constating documents, articles or by-laws of the Seller or any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Purchaser or any of its assets is bound;

(d) this Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding agreement, enforceable against the Seller in accordance with the terms subject only to any limitation under applicable laws relating to (x) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights, and (y) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(e) the Nominees listed opposite certain of the Land and Improvements described in Schedule 1.1(a) are the sole registered owners of such Land and Improvements, as nominees for and on behalf of Storage Spot, the sole beneficial owner thereof, and of all other Property;

(f) Seller is not a non-resident of Canada within the meaning of the Income Tax Act of Canada and the Seller is a registrant for the purposes of any taxes imposed under Part IX of the Excise Tax Act, R.S., 1985, c. E-15;

(g) there are no parties in possession of, or claiming any possession to, any portion of the Property, other than pursuant to the Leases (as reflected on the Rent Roll), and there are no leases, service contracts, maintenance agreements or other contracts relating to or otherwise encumbering the Property, other than the Permitted Encumbrances and the Contracts;

(h) the Rent Roll (which is effective as of the date indicated thereon) is true, correct and complete in all material respects, with no concessions, discounts or other periods of free or discounted rent having been given to any tenant in respect thereof, other than as disclosed on the Rent Roll. The Rent Roll shall be updated and recertified by the Seller at Closing, and shall, at such time, be true, correct and complete in all material respects with no concessions, discounts or other periods of free or discounted rent having been given, other than as disclosed on the Rent Roll;

(i) (m) Seller has not entered into any agreement with any Governmental Authority affecting the Property other than as has been disclosed in writing and delivered to the Purchaser or that is registered against title to the Land;

(j) Seller has not violated or breached, in any respect, any of the terms or conditions of any Permitted Encumbrance, and to the knowledge of the Seller, all the covenants to be performed by any other party to the Permitted Encumbrances have been fully performed;

(k) all accounts that are due and owing for work or services performed or materials placed or furnished upon or in respect of the construction, completion, repair, renovation or maintenance of the Property have been fully paid to date, and at Closing, there will be no such outstanding accounts that could result in the filing of any encumbrance or lien against the Property, other than may be outstanding pursuant to the Construction Contracts;

(l) Seller has no knowledge of, and has not received any written notice of, any violation of any applicable laws from any Governmental Authorities concerning the Property, including, without limitation, any outstanding work orders or deficiency or non-compliance notices;

(m) Seller has no knowledge of, and has not received, with respect to the Property, written notice from any Governmental Authority regarding any change to the zoning classification, any condemnation, expropriation or similar proceedings pending or threatened against the Property, or any proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements;

(n) Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property;

(o) there are no tax arrears, local improvement or capital charges, sewer taxes and rents, special levies or assessments, or other rates or charges of a similar nature associated with or pertaining to the Property (other than realty taxes accruing from day to day) (collectively, the “Realty Taxes”), the Seller has not received written notice in connection therewith and no agreement has been entered into by the Seller with the municipality or with any other Governmental Authority which would have the effect of making all or part of the Property subject to or assessed for any such Realty Taxes. There are no appeals, claims, actions, suits, proceedings or investigations pending, or, to the knowledge of the Seller, threatened against the Seller relating to such Realty Taxes and the Seller knows of no valid basis for any such claim, action, suit, proceeding, investigation or discussion;

(p) there are no actions, suits, arbitrations, alternative dispute resolution processes, or administrative or other proceedings by or before any Governmental Authorities or other person, pending, or, to the knowledge of the Seller, threatened against or affecting the Property, and the Seller does not know of any valid basis for any such action, suit, arbitration process or proceeding. To the knowledge of the Seller, there are no investigations by any Governmental Authorities in progress with respect to the Property nor is there any valid basis for any such investigation. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Seller settled any claim prior to being prosecuted in respect of it. Seller is not the plaintiff or complainant in any action, suit, arbitration, alternative dispute resolution process or proceeding arising out of or connected with the Property;

(q) there are no options to purchase the Property, or any portion thereof, in favor of any third party, and there are no rights of first refusal relating to the Property, or any portion thereof, in favor of any third party;

(r) to the best knowledge of Seller, all Due Diligence Items delivered by Seller to Purchaser are true, correct and complete in all material respects;

(s) there are no employment agreements of any kind to which Seller is a party, including union and collective bargaining agreements, which will be binding on Purchaser after the Closing, other than the Construction Contracts; and

(t) save and except as disclosed by the Purchaser to the Seller in respect of the Stoney Creek Property, the Seller has received no notice of any environmental contamination on, at or adjacent to the Property;

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of one (1) year thereafter.

The Purchaser acknowledges that, other than as expressly represented or warranted by the Seller pursuant to this Agreement, the Purchaser shall purchase the Property on an “as is, where is” basis.

6.3 Purchaser’s Conditions Precedent to Closing – Seller’s Representations and Warranties. It shall be a condition precedent to Purchaser’s obligations to consummate the purchase and sale transaction contemplated by this Agreement, that all representations and warranties made herein by Seller are true and correct in all material respects as of the Closing Date, failing which, Purchaser, at its option, and in addition to any and all remedies as contemplated by Section 8.1 hereof, shall be entitled to terminate this Agreement and the Downpayment shall forthwith be refunded to the Purchaser forthwith, without deduction, and without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither Seller nor Purchaser shall have any further right or obligation under this Agreement other than those obligations which expressly survive the Closing.

7. COVENANTS OF SELLER

7.1 The Seller covenants and agrees with the Purchaser, that from and after the Acceptance Date (as defined below):

(a) No Modification to Leases. Seller shall not enter into any new leases of space affecting the Property or any other occupancy agreements affecting the Property unless such tenancy is on a month-to-month basis and otherwise on commercially reasonably terms and consistent with the Seller’s past leasing practices; and (ii) Seller shall not modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Leases or other occupancy agreements affecting the Property in a manner inconsistent with the terms of this Section 7.1(a) and the Seller’s past leasing practices;

(b) No Modification to Contracts. Seller shall not modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Contracts affecting the Property or enter into any new agreement affecting the Property, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed;

(c) Operation of Property. Seller shall operate the Property in a manner consistent with the operational standards of the Seller as of the Acceptance Date;

(d) Maintain Improvements. Seller shall maintain the Improvements in good order and repair so that same shall be in the same condition on the Closing Date as they are in on the Acceptance Date, reasonable wear and tear excepted;

(e) Maintain Insurance. Seller shall keep the Property insured against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, and pay all premiums for such insurance prior to the applicable due dates;

(f) Cooperation with Purchaser’s Due Diligence. Seller shall cooperate with Purchaser in connection with Purchaser’s due diligence, acting reasonably, such cooperation to include such due diligence conducted by Purchaser pursuant to the terms of this Agreement;

(g) Violation Notices. Seller shall immediately provide Purchaser with a copy any Violation issued by any Governmental Authorities having jurisdiction over or affecting the Property or the business of Seller;

(h) Personal Property. Without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole and absolute discretion, Seller shall not remove from the Property any Tangible Personal Property, except as may be necessary for repairs, or the discarding of worn out or useless items that are replaced by (and at the expense of) Seller;

(i) Zoning. Without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole and absolute discretion, Seller shall not initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, presently applicable to all or any part of the Land; and

(j) Obligation to Provide Notices. Seller shall provide Purchaser with copies of any and all notices which Seller receives concerning: (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, or (iii) any litigation filed or threatened against Seller or the Property.

7.2 Termination of Seller’s Employees. Seller agrees to terminate all of the Seller’s employees, on or before the Closing Date, at its sole cost and expense, which, for greater certainty, shall include the following payments to such employees as at the Closing Date: (a) all outstanding salary, wages, bonuses, commissions, vacation pay and other compensation relating to such employment (including pursuant to any employee benefit plans), and (b) all severance payments (both statutory and common law) owing to such employees as a result of such termination ((a) and (b) collectively, the “Termination Payments”). Seller agrees to indemnify and hold the Purchaser harmless from and against any and all claims that arise with respect to the Seller’s non-payment of any Termination Payments, which indemnity, the Seller hereby covenants and agrees, shall expressly survive the Closing.

7.3 Bulk Sales Law. Seller agrees to indemnify and hold the Purchaser harmless from and against any claims that arise due to non-compliance with the provisions of the Bulk Sales Act (Ontario) in connection with the transaction contemplated hereby, which indemnity, the Seller hereby covenants and agrees, shall expressly survive the Closing .. The Purchaser hereby waives compliance by the Seller with the requirements of the Bulk Sales Act (Ontario) in connection with this transaction.

8. CLOSING

8.1 Closing.

(a) Closing. Assuming that all conditions to closing have been satisfied or affirmatively waived by Purchaser, and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall take place on December 12, 2015 (the “Initial Closing Date”), subject to the extensions as hereinbefore provided in Sections 5.2 (c) and Section 5.3 of this Agreement) (the Initial Closing Date, as may be extended, hereinafter, the “Closing Date”). Seller and Purchaser agree that the Closing shall be consummated through the customary practice among Canadian solicitors representing sellers and purchasers of real property in Ontario, Canada, and neither party need be present at Closing. In furtherance of the foregoing, on the Closing Date, all documents and funds shall be delivered to the Seller’s Solicitors, and shall be held by them in trust until release is authorized as set out in a document registration agreement, in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on March 29, 2004 or any successor version thereto, and acceptable to the Seller’s Solicitors and the Purchaser’s solicitors, acting reasonably, and entered into by the Purchaser’s solicitors and the Sellers’s Solicitors at or prior to Closing, providing for the holding and release of documents and funds. On or before the Closing Date, the Seller’s Solicitors shall prepare the electronic transfer and message it to Purchaser’s solicitors for completion.

(b) Possession. Possession of the Property shall be delivered by Seller to Purchaser at the Closing, subject only to the Leases.

8.2 Registration, Closing Costs and HST.

(a) Registration. Registration of all the requisite documents in all appropriate offices of public record and all matters of payment and delivery of documents by each party to the other shall be deemed to be concurrent requirements of Closing so that the Closing shall not be completed hereunder until everything has been paid, delivered and registered.

(b) Closing Costs. Seller shall pay the fees and expenses of Seller’s solicitors and other professionals or consultants providing counsel to Seller in connection with the transactions contemplated in this Agreement. Purchaser shall pay, on the Closing Date, (i) all recording costs relating to the Transfer, (ii) any applicable land transfer taxes, HST, provincial transfer/stamp fees or taxes and similar charges relating to the transfer of the Property, (iii) all Mortgage Assumption Costs, and (iv) the fees and expenses of Purchaser’s solicitors and other professionals or consultants providing counsel to Purchaser in connection with the transactions contemplated in this Agreement.

(c) HST. It is acknowledged by Purchaser that if the sale of the Property is subject to HST, then the HST shall be in addition to the Purchase Price. The Purchaser and the Seller agree that they shall make an election, if available, in prescribed form, pursuant to Section 167 of the ETA, and shall file such election at such time and in such manner as provided in the ETA so that no harmonized sales tax shall be payable in respect of the sale of the Property. In the event that such election is not available, the Purchaser and the Seller agree that the Purchaser shall have the right to self-assess the HST which may be payable in respect of the sale of the Property, in which event, the Purchaser shall deliver the certificate, indemnity and undertaking with respect to HST set out herein on Closing, the Seller will not collect HST on the Closing Date and Purchaser will be responsible for the timely payment to the Canada Revenue Agency of any HST which may be payable by Purchaser in respect of this transaction.

8.3 Seller’s Closing Deliveries. Seller covenants and agrees to deliver possession of the Property to the Purchaser on Closing, subject only to the Leases and the Permitted Encumbrances and those Contracts which the Purchaser has elected to, or has agreed to, assume on Closing, and shall deliver the following documents to the Purchaser on or prior to Closing:

(a) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required to evidence Seller’s authority to consummate the transactions contemplated by this Agreement;

(b) Transfer. An electronic transfer (the “Transfer”) containing the statements of the transferor and the transferor’s solicitor as set out in section 50(22) of the Planning Act transferring to the Purchaser fee simple title to the Land;

(c) Beneficial Ownership Transfer. A beneficial ownership transfer from Storage Spot transferring to the Purchaser, in fee simple title, the beneficial ownership interest in to the Land;

(d) Residency Certificate. A statutory declaration of an officer of the Seller stating that, on Closing, the Seller is not a “non-resident” of Canada within the meaning and purpose of Section 116 of the Income Tax Act (Canada) and that, no officer, director or shareholder of the Seller, nor any of their spouses, have resided or have any right to reside within or upon any part of the lands as their matrimonial home;

(e) Statement of Adjustments. A Statement of Adjustments prepared in accordance with Article 4 of this Agreement and an undertaking by Seller to readjust the same upon written request of the Purchaser after Closing;

(f) Re-affirmation Certificate. A certificate stating that the representations and warranties of the Seller contained herein continue to be true as at Closing;

(h) Tangible Personal Property. A general conveyance from the Seller to the Purchaser transferring all legal and beneficial interests in all Tangible Personal Property;

(j) Certificate – Rent Roll. A certificate of an officer of the Seller attaching a rent roll for the Lands and Improvements which is current as of the Closing Date in form acceptable to the Purchaser and any lender to the Purchaser;

(k) Acknowledgements – Construction Contracts. Acknowledgements in respect of each of the Construction Contracts duly executed by each of the contractors thereto certifying compliance with all terms and conditions thereof by the Seller as at Closing (including the payment by the Seller of all outstanding amounts owing pursuant thereto as at the Closing);

(l) Indemnity – Bulk Sales Act. An indemnity from the Seller in favour of the Purchaser for any potential loss or damage that the Purchaser may suffer as a result of non-compliance with the Bulk Sales Act; and

such further documentation relative to the completion of this transaction as otherwise referred to herein, or as the Purchaser may reasonably require, or as may be required by law or as may be the usual practice of a purchaser’s solicitor in completing transactions similar to the within transaction in the Province of Ontario. All such documentation, except as otherwise provided herein, shall be in form and substance acceptable to both the Seller and the Purchaser, each acting reasonably and in good faith.

8.4 Purchaser’s Closing Deliverables. The Purchaser covenants to deliver the following to the Seller on or prior to Closing:

(a) Purchase Price. The balance of the Purchase Price, as described in Section 2.1(c) (net of the Downpayment to applied against the Purchase Price, and subject to adjustments as contemplated pursuant to this Agreement);

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required to evidence Purchaser’s authority to consummate the purchase and sale transaction contemplated by this Agreement.

(c) Undertaking to Re-adjust. An undertaking by the Purchaser to readjust the Statement of Adjustments upon written request of the Seller after Closing;

(d) Releases – Current Debt. Written confirmation from the relevant Governmental Authority and applicable lenders confirming the release of the covenants of the Seller and its applicable shareholders of their respective obligations to such Governmental Authority in respect of the Current Debt;

(e) Purchaser’s Certificate. A certificate of the Purchaser specifying the Purchaser’s harmonized sales tax registration number together with a copy of the Purchaser’s ETA registration and, in the event the a joint election is not to be filed by Purchaser and the Seller pursuant to Section 167 of the ETA, an undertaking by the Purchaser to remit any tax exigible under the ETA in respect of this transaction , a warranty that the Purchaser shall self-assess and file the prescribed form and an indemnity to the Seller in respect of any HST otherwise payable in connection with this transaction, which indemnity shall survive Closing;

(f) Re-affirmation Certificate. A certificate stating that the representations and warranties of the Purchaser contained herein continue to be true as at Closing, and such further documentation relative to the completion of this transaction as otherwise referred to herein, or as the Seller may reasonably require or as may be required by law or as may be the usual practice of a seller’s solicitor in completing transactions similar to the within transaction in the Province of Ontario. All such documentation, except as otherwise provided herein, shall be in form and substance acceptable to both the Seller and the Purchaser, each acting reasonably and in good faith.

8.5 Documents to be executed by Seller and Purchaser. At the Closing, Seller and the Purchaser shall also execute and deliver the following:

(a) Tenant Notices. Signed statements or notices to all tenants of the Property notifying such tenants that the Property has been transferred to Purchaser and notifying such tenants of the new address where tenants are to make rental payments after the Closing ; and

(b) Intangible Property and Contracts. An assignment of all Intangible Property and Contracts that are to be assigned to the Purchaser pursuant to this Agreement, including without limitation, all Leases; and

(c) Mortgage Assumption Agreement. Subject to the waiver by the Purchaser of the Financing Condition Precedent set out in Section 5.2(c) of this Agreement, such documentation with respect to the assumption of the Mortgage by the Purchaser, as the Mortgagees thereunder may require, provided that the terms of such documentation are satisfactory to both the Seller and the Purchaser, which terms shall include, without limitation, obtaining the release from such Mortgagees of any covenants and guarantees of the Seller and any of its shareholders applicable to such Mortgages;

(d) Assignment and Assumption Agreement – Reciprocal Easement Agreement. An Assignment and Assumption Agreement (Re: Instrument No. HR433980 – Milton Property) duly executed by the Seller and the Purchaser; and

(e) HST Election – Section 167 of the ETA. A joint election, in the prescribed form, pursuant to Section 167 of the ETA.

All such documentation, except as otherwise provided herein, shall be in form and substance acceptable to both the Seller and the Purchaser, each acting reasonably and in good faith.

9. RISK OF LOSS

9.1 Expropriation. If, prior to the Closing, action is initiated to take all or any portion of the Property, by expropriation, Purchaser may either at or prior to Closing: (a) terminate this Agreement, in which event the Downpayment shall be refunded, without deduction, to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither Seller nor Purchaser shall have any further right or obligation hereunder, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

9.2 Casualty.

(a) Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If any of the Stoney Creek Property, the Oakville Property, the Burlington Property and/or the Milton Property suffers any damage equal to or in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing in respect of such Property: (a) terminate this Agreement in respect of such Property, in which event, the Downpayment shall be credited against the Purchase Price for the remaining Property to be purchased by the Purchaser pursuant to this Agreement , or (b) consummate the Closing in respect of such Property, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after Closing Date, shall be assigned to the Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of: (x) Seller’s deductible under its insurance policy, and (y) the amount of the uninsured or underinsured loss, provided that, for greater certainty, in the event that each such Property suffers any damage equal to or in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) prior to the Closing from fire or other casualty, and the Purchaser elects to terminate this Agreement in respect of all of the Property, the Downpayment shall be refunded to the Purchaser forthwith, without deduction, and without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither Seller nor Purchaser shall have any further right or obligation under this Agreement other those obligations which expressly survive the Closing.

(b) If any of the Stoney Creek Property, the Oakville Property, the Burlington Property and/or the Milton Property suffers any damage less Two Hundred and Fifty Thousand Dollars ($250,000.00) in respect prior to the Closing from fire or other casualty, Purchaser agrees that it will consummate the Closing and accept an assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from an after the Closing Date (plus receive a credit against Purchase Price in an amount equal to the sum of: (x) Seller’s deductible under its insurance policy, and (y) the amount of the uninsured or underinsured loss) and there shall be no other reduction in the Purchase Price.

10. DEFAULT

10.1 Default. In case of an alleged default by any party to this Agreement, the Seller and Purchaser shall have all remedies available at law or in equity open or available to each party.

10.2 Notice and Cure. In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (a) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (b) in no event shall any such notice and cure period result in an extension of the Closing Date.

11. MISCELLANEOUS

11.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the first Business Day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile or email to the respective numbers/ email addresses specified below, provided any such facsimile/email notice shall be sent by one of the other permitted methods of providing notice on the next succeeding Business Day. For purposes of this Section 11.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	Storage Spot Operation Inc.
120 Adelaide Street West
Suite 803, P.O Box 27
Toronto, Ontario
M5H 1T1

with copies to:	Gardner Roberts LLP
40 King Street West
Suite 3100, Scotia Plaza
Toronto Ontario M5H 3Y2
Attn: Zev Zlotnik
Tel: (416) 865-6601
Fax: (416)
E-Mail:zzlotnick@grllp.com

If to Purchaser:	SSGT Acquisitions, LLC
111 Corporate Drive, Suite 120
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606
Email: hms@strategiccapital.net

with copies to:	SSGT Acquisitions, LLC
c/o SmartStop Asset Management, LLC
8235 Douglas Ave, Suite 815
Dallas TX 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Email: wjohnson@SmartAM.com

and:

Norton Rose Fulbright Canada LLP
Suite 1500 - 45 O’Connor Street
Ottawa, Ontario K1P 1A4
Attn: Norman B. Lieff
Tel: (613) 780-8661
Fax: (613) 230-5459
Email: nlieff@nortonrosefulbright.com

11.2 Real Estate Commissions. Neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 11.2 shall survive the Closing or any earlier termination of this Agreement.

11.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

11.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

11.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

11.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, Canada or Ontario, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

11.7 Governing Law. This Agreement shall be governed by the laws of the Province of Ontario. This Agreement is subject to the express condition that it will be effective only if the parties have complied with the provisions of Section 50 of the Planning Act (Ontario) as of Closing.

11.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, or alternatively, direct that title to all or part of the Property be transferred, without Seller’s consent, to (i) an affiliate of Purchaser, (ii) an entity in which Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership and/or Strategic Storage Trust II, Inc., a Maryland corporation, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee (any such party being herein called a “Permitted Assignee”); provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder.

11.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

11.10 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile, email and/or electronic signature pages shall be effective for purposes of this Section 11.10.

11.11 Acceptance Date. For purposes of this Agreement, the “Acceptance Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof.

11.12 Schedules. The following schedules are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a)	Schedule 1.1(a) – Lands (Nominees);

(a)	Schedule 1.1(c) - Rent Roll;

(b)	Schedule 1.1(d) - Tangible Personal Property;

(c)	Schedule 1.1(e) – Contracts;

(d)	Schedule 4.6 – Current Debt;

(e)	Schedule 4.8 – Mortgages;

(f)	Schedule 5.2(a) – Permitted Encumbrances; and

(g)	Schedule 11.15 – Representation Letter.

11.13 No Registration. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded in the public records of any county or province.

11.14 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Acceptance Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser, and each party agrees to use best efforts to prevent disclosure of this transaction by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, solicitors, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with any court order or directive of any applicable governmental authority. The provisions of this Section 11.14 shall survive Closing or any termination of this Agreement.

11.15 Cooperation with Purchaser’s Auditors and SEC Filing Requirements.

(a) From and after the Acceptance Date through and including seventy five (75) days after the Closing Date, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser’s auditor (CohnReznick LLP or any successor auditor selected by Purchaser) (the “Auditors”) access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Purchaser (or Strategic Storage Trust II, Inc., a Maryland corporation and/or Strategic Storage Growth Trust, Inc, a Maryland corporation or their respective affiliates), to file its or their Form 8-K and any related filings (the “Filings”), if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). Solely in connection with the Filings, at Purchaser’s sole cost and expense, Seller shall allow the Auditors to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with the Auditors in the conduct of such audit. In addition, Seller agrees to provide to the Auditors a letter of representation substantially in the form attached hereto as Schedule 11.15 (the “Representation Letter”), and, if requested by the Auditors, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) the Auditors may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to the Auditors such financial and other information as may be reasonably required by the Auditors to make the Filings; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, and (iii) Seller and Purchaser acknowledge and agree that the Representation Letter is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties. The provisions of this Section 11.15 shall survive Closing.

(b) Although the Representation Letter is premised upon Seller utilizing generally accepted accounting principles (“GAAP”), Seller has informed Purchaser that Seller’s books and records are not kept in accordance with GAAP, but rather use the modified cash and accrual basis method of accounting. Inasmuch as the Representation Letter requires that Seller’s books and records be kept in accordance with GAAP, Purchaser has agreed, at its expense, to have the Auditors convert Seller’s books and records to GAAP, prior to Seller executing the Representation Letter, and Seller agrees to so execute the Representation Letter following the conversion of its books and records to GAAP by Purchaser’s auditors.

(c) The Purchaser shall indemnify the Seller, the Nominees, and each of their respective directors, officers, employees, contractors and shareholders (individually, a “Seller’s Representative”), and save them harmless from and against any and all loss, claims, actions, damages, liability and expense whatsoever arising from or out of, directly or indirectly, the audit and matters set out under this Section 11.15, save and except to the extent such loss, claim, action, damage, liability and/or expense arises as a result of any act or omission of a Seller’s Representative, or those for whom such Seller’s Representative is responsible at law. This indemnification shall survive any termination of this Agreement

11.16 Covenants of Good Faith and Best Efforts. Unless expressly provided otherwise, in writing, pursuant to this Agreement, each of the Seller and the Purchaser covenants and agrees to conduct itself reasonably and with the utmost good faith with respect to all matters related to this Agreement and it shall furthermore use its commercially reasonable efforts in fulfilling any of its respective covenants, agreements or obligations pursuant to this Agreement.

11.17 Nominee - Joint and Several. Each of the Nominees and Seller hereby confirms, acknowledges and agrees that, unless expressly provided otherwise to the contrary in this Agreement, all covenants, representations and/or warranties by the Seller pursuant to this Agreement shall be deemed to be covenants, representations and/or warranties by each of the Nominees and the Seller, on a joint and several basis.

11.18 Letter of Intent. The Seller and Purchaser have entered into a letter of intent dated August 3, 2015 in respect of the purchase and sale of the Property (the “Letter of Intent”), which Letter of Intent shall be incorporated into, and form an integral part of, this Agreement. Each of the Seller and Purchaser confirms, acknowledges and agrees that in the event of any inconsistency between the provisions of this Agreement and the provisions of the Letter of Intent, the provisions of this Agreement shall prevail.

11.19 Currency. All references in this Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated.

11.20 Business Day. For greater certainty and for purposes of this Agreement, “Business Day” shall exclude Saturday, Sunday or any other day on which banks are required or authorized to close in Toronto, Ontario.

[Signatures begin on following page]

Executed to be effective as of the Acceptance Date.

SELLER:

Storage Spot Operations Inc.

By:	/s/ Sheldon Goodman
Name: Sheldon Goodman, President

Date: November 12, 2015

NOMINEES:

Storage Spot Holdings (SC) Corp.

By:	/s/ Sheldon Goodman
Name: Sheldon Goodman, President

I have the authority to bind the corporation

Date: November 12, 2015

Storage Spot Holdings (Appleby Line) Corp.

By:	/s/ Sheldon Goodman
Name: Sheldon Goodman, President

I have the authority to bind the corporation

Date: November 12, 2015

Storage Spot Holdings (Oakville) Corp.

By:	/s/ Sheldon Goodman
Name: Sheldon Goodman, President

I have the authority to bind the corporation

Date: November 12, 2015

Signature Page – Storage Sport APA - Seller

2137759 Ontario Inc.

By:	/s/ Sheldon Goodman
Name: Sheldon Goodman, President

I have the authority to bind the corporation

Date: November 12, 2015

SELLER’S SOLICITORS

By:	/s/ Zev Zlotnick
Name: Zev Zlotnick, Partner

I have the authority to bind the partnership

Date: November 12, 2015

Signature Page – Storage Sport APA - Seller

PURCHASER:

SSGT Acquisitions, LLC

By:	/s/ H. Michael Schwartz
H. Michael Schwartz, President

I have the authority to bind the corporation

Date: November 13, 2015

Signature Page – Storage Sport APA - Purchaser